CONSENT OF INDEPENDENT ACCOUNTANTS

                  We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of The Yacktman Fund and The Yacktman Focused Fund (constituting The Yacktman Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
April 27, 2001